Exhibit 99.1

AITX’s RAD Sales Announcement Shows Further Solar Farm Market Penetration

Multiple ROSA and RIO Order Increases Momentum in this Market

Detroit, Michigan, August 13, 2024 — Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), has received an order for 6 devices, specifically 2 stationary ROSA™ units and 4 portable RIO™ 360 solar-powered security towers. The client for these initial 6 devices is a major operator in the solar farm industry. A solar farm is a large-scale installation of solar panels designed to capture sunlight and convert it into electricity. The specifics of the order, including the client and dealer involved, have not been revealed, citing confidentiality agreements between the parties involved.

This announcement highlights RAD’s expanding footprint in the solar farm market, emphasizing the increasing demand for its cutting-edge security solutions within this sector. This order, marking RAD’s second major client in the solar farm industry, demonstrates the growing recognition of RAD’s technology by operators. By deploying multiple RAD devices, such as RIO 360, solar farm operators can significantly enhance their security measures, safeguarding their high-value assets and ensuring the continuous, reliable operation of their facilities.

“The solar farm industry’s accelerating investment in RAD’s technology is a testament to the value we bring in enhancing security and operational reliability,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Securing another large client in this industry is incredibly rewarding for us. We are thrilled to strengthen our presence in the solar farm market and look forward to making a significant impact on the security and efficiency of these critical infrastructures.”

Solar farms face unique security challenges, including theft and vandalism of high-value equipment like solar panels and copper wiring, unauthorized entry due to their large and remote locations, and the need for robust surveillance and monitoring systems to detect and respond to threats promptly.

“Securing these vast solar farm properties is a critical task, given the high value of the equipment and the remote locations,” said Troy McCanna, Chief Security Officer of RAD. “Human guarding of such expansive areas would be prohibitively expensive and inefficient. Our ROSA and RIO units provide a cost-effective and highly reliable alternative, ensuring that these properties are well-protected without the need for extensive human resources. This allows solar farm operators to focus on their core mission of generating clean energy while we handle their security needs.”

As of August 2024, there are more than 7,120 solar farm projects in the United States that are either operating, under construction, or under development.1 These figures indicate strong ongoing investment and growth in the solar energy sector, reflecting the increasing role of solar power in the U.S. energy landscape.

Sitting atop a standard RIO 360 configuration are dual ROSA™ units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060
@SteveReinharz

1 https://www.seia.org/research-resources/major-solar-projects-list